SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 8, 2013

Date of Report

August 6, 2013

(Date of earliest event reported)

TransAct Energy Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-139746	98-0515445
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 207 – 23705 IH 10 West San Antonio, TX, 78257

(Address of principal executive offices, including zip code)

210-888-0785

(Registrant’s telephone number, including area code)

____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

This current report and its exhibit may include forward-looking statements.  TransAct Energy Corp. based these forward-looking statements on its current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances.  Forward-looking statements are subject to various risks and uncertainties that may be outside the control of TransAct Energy Corp. TransAct Energy Corp, has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise.  This current report should be read with TransAct Energy Corp. Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Quarterly Reports on Form 10-Q.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 30, 2013 the Board of Directors of TransAct Energy Corp. accepted the resignation of Simon G Thomas, as CFO, Treasurer and Director.

Effective July 1, 2013, Roderick C. Bartlett was appointed as the interim CFO and will in effect be the sole officer and director of TransAct Energy Corp.  Mr. Bartlett is 56 years old was the founder of TransAct Energy and has been the CEO of TransAct for all but two of the companies seven years.  This will be an interim roll for Mr. Bartlett until the Company is in a position to hire the right CFO for the Company going forward.

Item 8.01 Other Events

On August 6th, 2013the Company received final sign off from Simon Thomas as follows: The Company entered a settlement agreement with Mr. Thomas where he returned two-hundred and fifty thousand shares to the company he earned as a Director over the last two years and released five-hundred and twenty five thousand dollars ($525,000.00) of his accrued salary back to the company. Both items are reflected in the quarterly financial report ended June 30, 2013.

Exhibit  A “ Simon Thomas Settlement Agreement”

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANSACT ENERGY CORP.

Date: August 8, 2013

By: /s/ Roderick C Bartlett

Roderick C Bartlett

President and Chief Executive Officer